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                                                                    EXHIBIT (2)d



                                  RESOLUTION OF
                             THE BOARD OF DIRECTORS
                              FOR AXYN CORPORATION

The following, being all of the members of the Board of Directors, hereby agree to the following unanimous resolutions:

SERIES 1 PREFERRED SHARES

Whereas the Corporation is authorized, by Article III of the Articles of incorporation, to issue up to 1,000,000 (one Million) shares of preferred stock, with such rights and preferences as may be determined by the Board of Directors.

Resolved that the shares of preferred stock, to be designated Series 1 Preferred Shares shall be limited in number to 1,000,000, and shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1     Declaration and payment of dividends

        Whenever any dividend is properly declared on the common shares of the Corporation, a dividend at the same time shall be declared on each Series 1 Preferred Share of an amount equal to three times the dividend payable on each common share. "Dividend" is hereby defined to include dividends in cash or stock, and by whether by way of distribution or amalgamation of the capital stock of the Corporation. The entitlement of the holders of the Series 1 Preferred Shares to such dividends shall not be in preference to the entitlement of the holders of common shares of the Corporation. Save as set out above, the holders of the Series 1 Preferred Shares are not entitled to any dividend whatsoever.

1.2     Dissolution

        In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Series 1 Preferred Shares shall be entitled to receive from the assets of the Corporation based on the equivalent to three common shares of the Corporation. The entitlement of the holders of the Series 1 Preferred Shares to such dividends shall not be in preference to the entitlement of the holders of common shares of the Corporation.

1.3     Voting Rights

        The holders of the Series 1 Preferred Shares shall be entitled, as such, to receive notice of and attend and vote at any meeting of the shareholders of the Corporation and to sign any resolution in writing in lieu thereof, on the basis of three votes for each Series 1 Preferred Share.

1.4     Conversion Rights

        At any time after June 1, 2003, the holders of the Series 1 Preferred Shares may convert all or a part of the Series 1 Preferred Shares into fully paid common shares on the basis of three common shares for each Series 1 Preferred Share. Holders of Series 1 Preferred Shares desiring to convert such shares into common shares shall surrender the certificate or certificates representing the same to the company at its head office or to its registrar and transfer agent named on the certificates together with a written notice of exercising the right to convert, and thereupon such holders are entitled to receive a certificate for the appropriate number of fully paid and non-assessable common shares. The Corporation may not compel the holders of the Series 1 Preferred Shares to convert their shares into common shares of the Corporation.

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1.5      Rights of Redemption

ACQUISITION OF AXYN TECHNOLOGIES CORP.

RESOLVED THAT the Corporation acquire all the outstanding shares of AXYN Technologies Corporation in accordance with the terms set out in the letter of intent dated May 24, 1999.


ISSUE OF SERIES 1 PREFERRED SHARES

RESOLVED THAT 500,000 Series 1 Preferred Shares with par value of $.0001 each in the capital of the Corporation be set aside for allotment and issued in accordance with the letter of intent and valuation dated May 24, 1999, both pertaining to the acquisition of the outstanding shares of AXYN Technologies Corporation. The Secretary is authorized to execute such documents as are necessary to carry out the requirements of such letter of intent and valuation. Upon the Corporation having received the shares of common stock of AXYN Technologies Corporation ("ATC") in respect of each such share that the said SERIES 1 PREFERRED SHARES with par value $.0001 each are hereby declared to be fully paid and non-assessable shares.


Dated:  May 24, 1999


[Duly signed by the Board of Directors]
/S/ Chris Zawitkowski/   /S/ Janusz Rydel/   /S/ Scott Feagan/  /S/ Robert Bell/